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                                                     Exhibit 99

                  Telephone and Data Systems, Inc.
                      301 South Westfield Road
                           P.O. Box 5158
                     Madison, Wisconsin  53705



   For Release:  Immediate

                  FCC Sets Aside TDS's Cellular License
           in Wisconsin RSA Number 8 Pending Result of Hearing

        February 4, 1994, Chicago, Illinois -- In a Memorandum Opinion and Order and Hearing Designation Order issued by the Federal Communications Commission ("FCC") on February 1, 1994, the FCC ordered a hearing to determine whether in a proceeding involving the application of La Star Cellular Telephone
   Company for an initial cellular license in a portion of the New Orleans Metropolitan Statistical Area, Telephone and Data Systems Inc.'s ("TDS's") 85.1%-owned subsidiary, United States Cellular Corporation, misrepresented facts to, lacked candor in its dealings with, or attempted to mislead the FCC. The hearing will also determine, based on the evidence presented under that issue, whether TDS possesses the requisite character qualifications to retain its cellular license for the Wisconsin Rural Service Area ("RSA") Number 8. TDS was granted interim authority to continue to operate the Wisconsin
   8 cellular system pending completion of the hearing. In the event of an adverse finding, a monetary forfeiture is a possible alternative. The Company's policy is not to discuss pending litigation matters. The Company stated it is confident that it will prevail in the forthcoming hearing and will dispel any doubts the FCC may have as to these issues.

        TDS is a Chicago-based telecommunications company with established local telephone, cellular telephone and radio paging operations. TDS strives to build value for its shareholders by providing excellent communications services in attractive, closely related segments of the telecommunications industry. For additional information, please call Murray L. Swanson, TDS's Executive Vice President - Finance, at (312) 630-1900. Out-of-town media, please call collect.
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